Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated January 25, 2010, in the following Registration Statements:

(1)	Registration Statements (Form S-3 No. 333-136142, 333-138639, 333-144720, 333-152124 and 333-152133), and

(2)	Registration Statements (Form S-8 No. 333-96923, 333-106975, 333-118705, 333-126415, 333-137258 and 333-152125), pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc.;

of our reports dated January 25, 2010, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc., and with respect to the effectiveness of internal control over financial reporting of Quantum Fuel Systems Technologies Worldwide, Inc., both included in this Annual Report (Form 10-K) for the year ended April 30, 2009.

/S/    ERNST & YOUNG LLP

Orange County, California

January 25, 2010